EXHIBIT 99






For immediate release                           Contact:
June 16, 1998                                   Bob Fauteux --
                                                212 573-3079


PFIZER AGREES TO SELL SCHNEIDER WORLDWIDE
TO BOSTON SCIENTIFIC CORPORATION

NEW YORK, June 16 -- Pfizer Inc has agreed to sell
Schneider Worldwide -- a part of the Pfizer Medical
Technology Group -- to Boston Scientific Corporation
(BSX) for $2.1 billion in cash, the companies announced today. Based in Bulach -- near Zurich, Switzerland -- and with facilities in the United States and Ireland, Schneider manufactures and sells stents for a variety of applications, angioplasty devices and accessories. In
1997, Schneider reported sales of approximately $330 million.

As announced in February 1998, Pfizer is exploring strategic options for the company's Medical Technology Group (MTG). The company said then that the options under consideration included the divestiture of all or part of the businesses.

"The decision to divest Schneider has been reached," said William
C. Steere, Jr., chairman and chief executive officer of Pfizer
Inc. "We believe this transaction well serves the interests of Schneider, Pfizer and our shareholders."

"Since joining Pfizer in 1984, Schneider's employees have made extraordinary contributions to our company," said David L.
Shedlarz, senior vice president and chief financial officer of Pfizer Inc. "We thank them and wish them well as they prepare to join Boston Scientific."

Mr. Shedlarz added that Pfizer is continuing to explore strategic options for its two remaining Medical Technology Group units --
Howmedica and American Medical Systems. He said no decision has yet been made about these businesses.

The Schneider transaction is subject to the usual regulatory approvals and is expected to close later this year, Pfizer said.

In addition to its global headquarters in Bulach, Schneider maintains facilities in Plymouth, Minnesota; Glens Falls, New
York; Aguadilla, Puerto Rico; Miami, Florida; and Tullamore,
Ireland.

Pfizer Inc is a research-based health care company with global operations. The company reported revenues of about $12.5 billion for 1997, and expects to spend more than $2 billion on research and development this year.


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